Exhibit (h)(46) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

This AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2008 by and between The Huntington National Bank, a national banking association having its principal office and place of business at 41 South High Street, Columbus, OH  43287 (“Huntington”), and The Huntington Funds, a Delaware statutory trust having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, PA  15237 (“Investment Company”).  The Investment Company is entering into this Agreement on behalf of (and legally binds) its portfolios now existing or hereafter created (each such portfolio, including any classes of shares, a “Fund” and collectively the “Funds”).  A current list of Funds is set forth in the Investment Company’s currently effective Registration Statement (as that term is defined in Article 8), as amended and supplemented and in effect from time to time.  Huntington and the Investment Company may be individually and collectively referred to herein as a “Party” or the “Parties.”

WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), with authorized and issued shares of beneficial interests (“Shares”), each of which may be designated or divided into one or more classes (“Class” or “Classes”);

WHEREAS, pursuant to a certain Administrative Services Agreement dated June 23, 2006, as amended (the “Original ASA”), Huntington has been serving as administrator to the Investment Company and has been providing certain administrative services either exclusively or in conjunction with one or more sub-administrators to the Investment Company under the compensation arrangement set forth therein;

WHEREAS, pursuant to a certain Financial Administration and Accounting Services Agreement dated December 1, 2001, as amended (the “Original FAAS”), Huntington has been serving as financial administrator and accounting agent to the Investment Company and has been furnishing certain financial administrative services to and performing certain accounting and recordkeeping services for the Investment Company under the compensation arrangement set forth therein; and

WHEREAS, at this time and pursuant to this Agreement, the Parties desire to consolidate certain terms of the Original ASA and the Original FAAS and to amend and restate such agreements as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and provisions herein set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, upon the terms and subject to the conditions contained herein, hereby agree as follows:

Article 1.  Amendment and Restatement.

Each of the Original ASA and the Original FAAS is hereby terminated in its entirety and restated as set forth herein.  The parties hereto mutually agree to waive the notice of termination provisions set forth in Section B of Article XIV of the Original FAAS.  Accordingly, the Original FAAS will terminate on even date herewith.

Article 2.  Appointment as Administrator.

The Investment Company hereby appoints Huntington as “Administrator”, and Huntington hereby accepts such appointment under the terms of this Agreement.

Article 3.  Huntington’s Duties as Administrator.

Subject to the supervision and control of the Investment Company’s Board of Trustees (“Board”) and in accordance with Proper Instructions (as defined hereafter) from the Investment Company, Huntington will provide to the Investment Company all administrative, financial and accounting services for the operation of the business and affairs of the Investment Company and each of its Funds as required by current or future laws, regulations, applicable accounting standards or principles, and/or which are otherwise customarily provided to investment companies, and will provide facilities, equipment and personnel to carry out such services.  These services include, but are not limited to:

A.
maintaining and keeping, or as appropriate, overseeing the preparation, maintenance and keeping of, the books, records, governing documents and Board and shareholder meeting minutes of the Investment Company as required by law or for the proper operation of the Investment Company;

B.
coordinating Board meetings and other services as the Board may reasonably request and providing periodic reports to the Board regarding each Fund’s compliance with applicable securities, tax, anti-money laundering and other laws and regulations and with the Funds' stated investment objectives and investment restrictions;

C.	preparing, filing and distributing reports and other documents required by U.S. Federal, state and other applicable laws and regulations and by stock exchanges on which Shares are listed;

D.
providing legal administration support to the Investment Company, including, but not limited to, responding to routine and assisting legal counsel in responding to non-routine regulatory exams, researching legal and regulatory issues affecting the Investment Company and providing planning assistance related thereto; assisting legal counsel in responding to Board related inquiries and preparing, negotiating and maintaining contracts on behalf of the Investment Company with the Investment Company’s other service providers or related to third party distribution efforts;

E.	providing operational audit and compliance support services;

F.	providing all financial administration, fund accounting and tax services the Investment Company requires;

G.
providing individuals acceptable to and elected by the Board to serve as the Investment Company’s Principal Executive and Principal Financial Officers, and providing individuals reasonably acceptable to the Board for nomination, appointment or election to other Investment Company offices, each of whom will manage certain of the Investment Company's affairs as determined by the Board;

H.	assisting in creating and coordinating marketing and distribution support to the Funds and the Investment Company;

I.
coordinating the interaction of the Investment Companies' various service providers, and providing such assistance to them as generally may be required to properly carry on the business and operations of the Investment Company; and

J.
providing other administrative and accounting services and functions and additional assistance reasonably necessary to administer the Investment Company, to the extent such services and functions are not provided to the Investment Company by another service provider, but in no event shall Huntington be required to provide the services typically rendered by Fund counsel or the independent auditors to the Investment Company.

The foregoing, along with any additional services that Huntington shall agree in writing to perform under this Agreement, shall hereafter be referred to as “Administrative Services”.  Administrative Services shall not include any duties, functions, or services to be performed for the Investment Company by its investment adviser, any sub-adviser, distributor, custodian, or transfer agent pursuant to their respective contracts with the Investment Company.  The provision of Administrative Services hereunder (whether by a Sub-contractor, (as defined in Article 12) or otherwise) must meet or exceed Service Standards established by the Board and as amended from time to time, and Huntington shall report to the Board on a periodic basis as to such performance as compared to the Service Standards.

Article 4. Common Personnel.

Any Huntington officer, director, trustee, partner, employee or agent (who may or may not also be or become an Investment Company officer, trustee, partner, employee or agent), shall be deemed, when rendering Administrative Services to the Investment Company, to be acting solely for Huntington.

Article 5.  Proper Instructions.

As used throughout this Agreement, a “Proper Instruction” means written instructions identifying the specific transaction or types of transactions involved that is signed or initialed by one or more person or persons authorized by the Board.  Oral instructions are deemed Proper Instructions if (a) Huntington reasonably believes it has been given by a person previously authorized in writing to give such oral instructions with respect to the transaction involved, and (b) the Investment Company or Huntington promptly cause such oral instructions to be confirmed in writing.  Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company and Huntington are satisfied that such procedures afford adequate safeguards for the Funds’ assets.  Proper Instructions, if given in writing, may only be amended in writing.

Article 6.  Investment Company Books, Records and Property.

Huntington shall create, maintain and preserve, or shall cause to be created, maintained and preserved, all necessary books and records of the Investment Company, in accordance with Article 3.A of this Agreement.  Such books and records shall be the Investment Company’s property.

The Investment Company or its authorized representatives may inspect such books and records at Huntington’s premises during its normal business hours.  At the Investment Company’s request or pursuant to Proper Instructions, Huntington will promptly provide copies of any such books and records to the Investment Company or its authorized representatives at the Investment Company’s expense.

Upon the expiration of this Agreement and pursuant to Proper Instructions, Huntington will turn over to the Investment Company or its authorized representatives those Investment Company books, records and documents that Huntington created and maintained under this Agreement, provided that Huntington is reimbursed for all payments and expenses due and remaining under this Agreement, and further provided that such books and records are no longer needed by Huntington in performing its services or for its protection.  Absent Proper Instructions regarding the delivery of Investment Company’s books and records, Huntington may deliver them to the Investment Company’s principal place of business or retain them for a period of time as required by applicable laws and regulations.  Any books and records in Huntington’s possession beyond the legally required time period may be destroyed without further notice.  In addition, Huntington has the right to deliver to a bank or trust company, which is a “bank” as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all Investment Company property (including books, records and documents) that Huntington held under this Agreement.

Huntington agrees to adopt and implement reasonable policies and procedures to maintain the security and confidentiality of nonpublic personal information (“NPI”) of Fund customers and consumers, as those terms are defined in SEC’s Regulation S-P, 17 CFR Part 248.  Huntington agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Investment Company, in each instance in furtherance of fulfilling Huntington’s obligations under this Agreement and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

Huntington further agrees to maintain the confidentiality of the Funds’ nonpublic information it receives in its role as Administrator, and to redisclose it only to authorized individuals or third parties in a manner consistent with the services contemplated under this Agreement, as proscribed or permitted by the Investment Company’s policies and procedures on the disclosure of confidential information.

Article 7.  Compensation and Expenses.

As compensation for services under this Agreement, the Investment Company shall compensate Huntington in accordance with the schedule of fees outlined in this Agreement’s Administrative Services Fee Exhibit and such other provisions provided in this Agreement.  Huntington shall have sole responsibility and liability for payment of compensation to any Subcontractor (as that term is defined in Article 12), except for out-of-pocket expenses, which shall be borne by the Investment Company.  Any fee exhibits shall be dated and executed by a duly authorized officer of the Investment Company and Huntington.  Any amendments or adjustments to these fee exhibits shall be in writing and similarly executed.  However, from time to time in its sole discretion, Huntington may waive all or a portion of such compensation it is entitled to receive under this Agreement.  All rights of compensation shall survive the termination of this Agreement.

Any compensation payable to Huntington shall be prorated for periods of less than a month, and shall be calculated with references to a Fund’s assets as determined in the time and manner specified in the Investment Company’s Prospectus (as defined in Article 8).

The Investment Company will accrue daily and pay Huntington monthly (or daily at Huntington’s request) all compensation and out of pocket expenses contemplated under this Agreement.  Out-of-pocket expenses include but are not limited to postage (including overnight courier service), envelopes, telephones, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, and expenses incurred at the specific direction of the Investment Company.  Out-of-pocket disbursements shall also include such other items agreed upon between the Parties from time to time.  The Investment Company will reimburse Huntington for any non-routine expenses (reasonable or otherwise) it incurs at the Investment Company’s request or consent.  Huntington will maintain detailed information about such compensation and out of pocket expenses.

Huntington shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Administrative Services, including the compensation of Huntington employees who serve as Investment Company trustees or officers.  Unless this Agreement explicitly provides to the contrary, the Investment Company shall be solely responsible, and shall promptly reimburse Huntington, for all expenses Huntington or any Subcontractor incurs on the Investment Company’s behalf, including without limitation, fees and expenses related to: postage and courier services; printing, document production, registration and filings; travel; Fund counsel and counsel to the majority of the Trustees of the Investment Company who are not “interested persons”, independent auditors, or other professional services; organization of the Investment Company and its Funds; insurance coverage; interest; membership in trade organizations; custody, investment advisory, transfer agency and other service providers retained directly by the Investment Company; brokerage services; taxes; fees and expenses of Board members; fees payable to federal, state and other governmental agencies; and all other expenses properly payable by the Investment Company.

Article 8. Documents.

A.            On or before the execution of this Agreement, the Investment Company shall provide Huntington with the following documents:

(1)	A copy of the Investment Company’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust and By-laws (collectively, the “Charter Documents”);

(2)	A copy of the Board resolutions authorizing this Agreement;

(3)
A copy of the Investment Company’s currently effective Prospectus(es) (the “Prospectus”) and Statement(s) of Additional Information relating to all Funds and all amendments and supplements thereto as in effect from time to time; and

(4)	A copy of the investment advisory agreements between the Investment Company and its investment adviser, Huntington Asset Advisors, Inc. (the “Adviser”).

B.            From time to time, the Investment Company will provide Huntington with following documents upon its request:

(1)
The Registration Statements for the Investment Company and its Shares, including any Prospectus, Statement of Additional Information, and any and all amendments and supplements thereto (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “SEC”), and orders regarding the sale of Shares;

(2)	A certified copy of each amendment to the Charter Documents;

(3)	Certified copies of each Board resolution authorizing Investment Company officers to give Proper Instructions; and

(4)	Such other certifications, documents or opinions that Huntington may, in its discretion, deem necessary or appropriate to properly perform its duties under this Agreement.

Huntington is authorized and instructed to rely upon any and all information it receives from the Investment Company or any third party on the Investment Company’s behalf, and Huntington shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Investment Company.

Article 9. Representations and Warranties.

A.	Representations and Warranties of Huntington

Huntington represents and warrants to the Investment Company that:

(1)	It is a national banking association duly organized, existing and in good standing under the laws of the United States;

(2)	It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

(3)	It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

(4)	It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(5)	It is in compliance with federal securities law and applicable federal banking requirements;

(6)	No legal or administrative proceedings have been instituted or threatened which would impair Huntington’s ability to perform its duties and obligations under this Agreement; and

(7)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of Huntington or any law or regulation applicable to it.

B.	Representations and Warranties of the Investment Company

The Investment Company represents and warrants to Huntington that:

(1)	It is an investment company duly organized, existing and in good standing under the laws of Delaware;

(2)	It is empowered to conduct its business under applicable laws, by its Charter Documents and company proceedings to enter into and perform its obligations under this Agreement;

(3)	It is an open-end investment company registered under the 1940 Act;

(4)
A registration statement under the 1933 Act and 1940 Act is effective, and appropriate authorizations for state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale;

(5)	No legal or administrative proceedings have been instituted or threatened which would impair the Investment Company’s ability to perform its duties and obligations under this Agreement; and

(6)	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Investment Company or any law or regulation applicable to it.

Article 10.  Investment Company’s Responsibilities.

The Investment Company shall be solely responsible for the preparation, contents and distribution of each Fund’s offering document and its Registration Statement and for complying with all applicable requirements of the Securities Act of 1933 (the “1933 Act”), the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

Article 11.  Administrator’s Responsibility.

Huntington shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from Huntington’s or a Subcontractor’s (as that term is defined in Article 12) willful misfeasance, bad faith, or gross negligence in the performance of Huntington’s duties hereunder or from Huntington’s or a Subcontractor’s reckless disregard with respect to Huntington’s obligations and duties under this Agreement.

Article 12. Assignment; Subcontractors.

A.	Assignment

Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either Party without the written consent of the other Party.  Notwithstanding the foregoing, either Party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such Party upon prior written notice.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

B.	Subcontractors

Huntington may subcontract with third parties to perform some or all of the Administrative Services (“Subcontractors”). Huntington must provide the Investment Company and the Board with at least thirty (30) days’ written notice prior to the commencement of any such Subcontractor’s services.  Such prior written notice to the Investment Company and the Board must include a full and complete copy of the contractual arrangements between Huntington and the Subcontractor.  Any subsequent amendments, restatements or changes to the contractual arrangements between Huntington and the Subcontractor, including but not limited to a change in the Subcontractor’s fees, shall be provided by Huntington to the Investment Company promptly.

Huntington understands and agrees that neither the Investment Company nor any Fund has any liability for the payment of any Subcontractor’s fee, and that the payment of fees owed to Subcontractors shall be the sole responsibility of Huntington.

Article 13.  Indemnification.

A.	Indemnification by Investment Company

Huntington shall not be responsible for and the Investment Company or Fund shall indemnify and hold harmless Huntington, including its affiliates and all their officers, directors, trustees, employees, shareholders and agents against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

(1)
The acts or omissions of any entity that contracts with and/or provides services to the Investment Company (including any adviser, sub-adviser, custodian, fund accountant, transfer agent, or administrator other than Huntington) other than a Subcontractor Huntington selects pursuant to Article 12.

(2)	The reliance on or use by Huntington or its agents or Subcontractors of information, records and documents in proper form which:

(a)	are received by Huntington or its agents or Subcontractors from third parties contracted by the Investment Company for the performance of services; or

(b)	have been prepared and/or maintained by the Investment Company or its affiliates or any other person or firm on behalf of the Investment Company.

(3)	The reliance upon, or the carrying out by Huntington or its agents or Subcontractors of, Proper Instructions of the Investment Company or a Fund.

(4)
The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

Provided, however, that Huntington shall not be protected by this Article 13A from liability for any act or omission resulting from Huntington's or a Subcontractor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties.

B.	Reliance

At any time, Huntington may apply to an Investment Company officer for instructions, and may consult with legal counsel (who may be counsel for the Investment Company) with respect to any matter arising in connection with the services to be performed by Huntington under this Agreement, and Huntington and its agents or Subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel.

C.	Notification

The Party seeking indemnification under this Agreement (“Claimant”) shall use all reasonable care to promptly identify and notify the Party against whom indemnification is or may be sought (“Indemnifier”) concerning any situation that involves or probably will involve a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning such situation.  The Indemnifier has the option to defend Claimant against any indemnifiable claim.  If the Indemnifier elects to defend the Claimant, Indemnifier must first notify Claimant before taking over complete defense of the claim.  Thereafter, Claimant shall initiate no further legal or other expenses for which it would seek indemnification under this Agreement.  Further, the Claimant shall not confess any claim or compromise any case for which the Indemnifier would be obligated to indemnify Claimant unless the Indemnifier gives prior written consent.

Article 14.  Term and Termination of Agreement.

A.            The services and compensation under this Agreement shall be effective on December 1, 2008, and shall remain in full force and effect until either Party terminates this Agreement as provided herein.  Either Party may terminate this Agreement by at least sixty (60) days’ prior written notice to the other Party.

B.            In addition, each Party reserves the right to immediately terminate this Agreement upon giving written notice of the dissolution or liquidation of either Party or other cessation of business other than a merger, reorganization, recapitalization, sale of all or substantially all of the assets of such Party as an ongoing business; or other transaction designed to defeat or frustrate the economic purposes and contractual obligations of either Party under this Agreement; financial difficulties on the part of either Party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either Party has been found guilty of criminal behavior in the conduct of its business.

C.            If the Investment Company terminates this Agreement, then the Investment Company bears full responsibility and will promptly reimburse Huntington for its reasonable out-of-pocket expenses associated with transferring or moving the Investment Company books, records and materials maintained by Huntington under this Agreement.  Additionally, Huntington reserves the right to charge the Investment Company for any other reasonable expenses associated with such termination.  If Huntington terminates this Agreement, then Huntington must cooperate with and assist the Investment Company in obtaining and securing an appropriate transition plan and administrator to serve in its place.  The provisions of Article 11 (Administrator’s Responsibility) and Article 13 (Indemnification) shall survive any termination of this Agreement.

Article 15.  Notices.

Unless otherwise specifically provided herein, notices and other writings shall be delivered or mailed postage prepaid to the Investment Company at Reed Smith, LLP 1001 Liberty Avenue, 12th Floor, Pittsburgh, PA 15222-3779, Attention: Alicia G. Powell, Secretary of the Huntington Funds, and to Huntington at Huntington Center, 5th Floor, 41 South High Street, Columbus, OH  43287, Attention:  Daniel B. Benhase, Executive Vice President, Private Financial Group, or to such other address as the

Investment Company or Huntington may hereafter specify in writing, and shall be deemed to have been properly delivered or given hereunder when mailed.

Article 16.  Governing Law and Venue.

The laws of the State of Delaware shall govern the construction and interpretation of this Agreement without regard to the conflict of laws principle.  The Parties irrevocably consent to the jurisdiction and venue of any federal or state court in the State of Delaware, in connection with any action or proceeding arising out of this Agreement.  The Parties also irrevocably waive the right to object to the venue of any court on the ground of forum non conveniens.

Article 17.  Amendments and Additional Provisions.

This Agreement may be amended or modified only by a written agreement executed by all Parties.  From time to time, Huntington and/or the Investment Company may agree on interpretive or additional provisions under this Agreement that are consistent with the Agreement’s operation and general tenor and do not contravene any applicable federal or state regulations or any provision of the Charter Documents.  Any such interpretive or additional provisions shall be written, signed by both Parties, and attached to this Agreement, but shall not be deemed to be an amendment to this Agreement.

Article 18.  Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original.

Article 19.  Merger of Agreement.

This Agreement constitutes the entire agreement among the Parties and supersedes any prior oral or written agreements of the Parties with respect to the subject matter hereof.  The Parties agree that all actions taken prior to December 1, 2008 are governed under the prior administration agreements between the Parties.

Article 20.  Severability.

In the event any provision of this Agreement is held illegal, void or unenforceable, the balance of this Agreement shall remain in effect.

Article 21.  Force Majeure.

Huntington shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.  However, Huntington represents that it has a business continuity plan designed to restore services as promptly as practicable upon such events.

Article 22.  Limitations of Liability of Investment Company Board Members and Shareholders.

The execution and delivery of this Agreement have been authorized by the Investment Company’s Board members and signed by an authorized Investment Company officer, acting as such, and neither such authorization by these Board members nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Board members or shareholders of the Investment Company, but bind only the property of the individual Funds, or Class, as provided in the Declaration of Trust.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

THE HUNTINGTON FUNDS

By:  /s/ George M. Polatas
Name:  George M. Polatas
Title:  Vice President

THE HUNTINGTON NATIONAL BANK

By:  /s/ B. Randolph Bateman
Name:  B. Randolph Bateman
Title:  Executive Vice President

ADMINISTRATIVE SERVICES FEE EXHIBIT

The Investment Company agrees to pay, and Huntington hereby agrees to accept, as full compensation for the Administrative Services under this Agreement, an “Administrative Services Fee” at the following annual rate:

Fee Rate	Average Daily Net Assets of the Funds
.1835%	on the first $4 billion
.165%	on the next $2 billion
.1575%	on the next $2 billion
.145%	on assets in excess of $8 billion

There is no minimum annual fee per Fund or share class.  Net assets shall be aggregated across all Funds to determine a total Administrative Services Fee for all such Funds, and each such Fund shall be charged its pro rata share of the applicable fee based on the ratio of its net assets to the aggregate net assets of all such Funds.

Article 12 of this Agreement authorizes Huntington to utilize Subcontractors.  If, following December 1, 2008, Huntington negotiates a reduction in an existing Subcontractor’s fee, or replaces an existing Subcontractor with a new Subcontractor charging a fee that is less than the fee charged by the Subcontractor’s predecessor, the Parties shall amend this Administrative Services Fee Exhibit to reduce the Administrative Services Fee paid by the Investment Company in an amount equal to forty percent (40%) of the savings realized by Huntington, to take effect immediately upon Huntington’s implementation of the new Subcontractor fee arrangement. The Parties agree that the Administrative Services Fee shall not be subject to increase prior to December 1, 2010, after which date any increases in Subcontractor fees due to renegotiation with a current Subcontractor or replacement of a Subcontractor shall be borne solely by Huntington, unless and until the Parties agree otherwise.

IN WITNESS WHEREOF, the Parties hereto have caused this Administrative Services Fee Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year below.

Dated:  December 1, 2008

THE HUNTINGTON FUNDS

By:  /s/ George M. Polatas
Name:  George M. Polatas
Title:  Vice President

THE HUNTINGTON NATIONAL BANK

By:  /s/ B. Randolph Bateman
Name:  B. Randolph Bateman
Title:  Executive Vice President